Exhibit 99.1

Qualigen Therapeutics, Inc. Reports Financial Results and Corporate Update for Quarter Ending June 30, 2023

Investigational New Drug (IND) clearance transitions Qualigen from preclinical to clinical-stage company

Company divests FastPack® diagnostics business for approximately $5 million in all cash transaction to support advancement of therapeutics pipeline

CARLSBAD, Calif., Aug. 15th, 2023 (GLOBE NEWSWIRE) — Qualigen Therapeutics, Inc. (Nasdaq: QLGN), a clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancers with potential for Orphan Drug Designation, today announces financial results for the second quarter ending June 30, 2023, and provides a corporate update:

Highlights For Second Quarter and To Date 2023:

Therapeutics Highlights:

QN-302

●	Received US FDA clearance to initiate Phase 1 clinical trial of QN-302 for treatment of advanced or metastatic solid tumors
●	Presented four posters at the American Association for Cancer Research (AACR) Annual Meeting, in April 2023:

○	“A comparison of the activity of the quadruplex-targeting experimental drugs QN-302 and CX-5461 (Pidnarulex) in wild-type and gemcitabine-resistant pancreatic cancer cell lines” Ahmed Ahmed, Tariq Arshad, and Stephen Neidle (Poster)
○	“The potent quadruplex-binding compound QN-302 down-regulates the S100P gene in vitro and in vivo models of pancreatic cancer: a potential therapeutic target and biomarker for PDAC” Nicole Williams, Jenny Worthington, Ahmed Ahmed, Tariq Arshad, and Stephen Neidle (Poster)
○	“The potent quadruplex-binding compound QN-302 shows anti-tumor activity as a monotherapy in an orthotopic in vivo model of pancreatic cancer” Nicole Williams, Danielle Santos, Jenny Worthington, Ahmed Ahmed, Tariq Arshad and Stephen Neidle (Poster)
○	“Structure-based design rules for potent quadruplex-binding compounds based on the naphthalene diimide core” Stephen Neidle (Poster)

Pan-RAS

●	Presented data at the American Society of Clinical Oncology (ASCO) Annual Meeting, in June 2023:

○	“Impact of novel pan-RAS inhibitors on efficacy and resistance to AMG-510 and MRTX-1133 in pancreatic cancer cell lines.” Howard Donninger, Rachel Ferrill, Becca Von Baby, Joe Burlison, John O. Trent, Michael Sabo, Tariq Arshad, Geoffrey J. Clark (Poster)
○	“A novel pan-RAS inhibitor for luminal B breast cancer.” Tariq Arshad, Howard Donninger, Mike Sabo, John Trent, Geoffrey J. Clark, Joe Burlison. This abstract can be found in the ASCO 2023 Annual Meeting Abstract Book (Abstract)

QN-247

●	Presented one poster at the American Association for Cancer Research (AACR) Annual Meeting, in April 2023:

○	“Nano-immunotherapy: Efficacy of nanoconjugate QN-247 in a Triple Negative Breast Cancer (TNBC) mouse model” Tariq Arshad, Stephen Fait, Guy Gammon, Andrew Hertig, Mark J. Sarno (Poster)

Diagnostics Highlights:

●	Sold FastPack® diagnostics business to Chembio Diagnostics, Inc., an American subsidiary of French diagnostics provider BIOSYNEX Group, a leader in the design and distribution of rapid tests
●	Amended our Master Funding Agreement with NanoSynex to substantially reduce or eliminate Qualigen’s future cash funding obligations

Michael Poirier, Qualigen’s Chairman and CEO commented, “2023 has been a transformative year for Qualigen Therapeutics. Despite continued industry headwinds, we significantly advanced our oncology-focused pipeline within budget and timelines. To build on our momentum, the company recently achieved two major milestones: We received US FDA Investigational New Drug (IND) clearance to initiate a Phase 1 clinical trial for QN-302, a small molecule G-Quadruplex (G4)-selective transcription inhibitor for treatment of advanced or metastatic solid tumors, and we divested our FastPack® diagnostics business.”

“On August 1st we received news that the FDA cleared the Company’s IND application for QN-302. Based on this clearance, the Company plans to initiate the Phase 1 clinical trial in the second half of 2023 and will enroll patients with advanced or metastatic solid tumors. This clearance is the culmination of dedicated efforts by the Qualigen team and our extensive network of collaborators, subject matter experts, and service providers and exemplifies our steadfast commitment to patients.

The proposed Phase 1 trial is a multicenter, open-label, dose escalation, safety, pharmacokinetic, and pharmacodynamic study with dose expansion to evaluate safety, tolerability, and antitumor activity of QN-302 in patients with advanced solid tumors that have not responded to or have recurred following treatment with available therapies. The Company anticipates dosing of at least 24 patients in the Phase 1 trial can be completed in 2024.”

“In July we divested our FastPack® diagnostics business to Chembio Diagnostics, Inc., an American subsidiary of French diagnostics provider BIOSYNEX Group for [give price, including amount received at closing, escrow amount and timing of escrow release]. We are proud of the legacy our FastPack® rapid immunodiagnostics system has established by providing patients and doctors with high quality laboratory solutions for over two decades. This all-cash sale enhances our business focus while providing additional capital for our therapeutics pipeline, in particular our clinical-stage QN-302 program and our preclinical Pan-RAS inhibitor platform. Going forward, we will maintain streamlined operations that will reduce overhead expenses as an out-sourced virtual model.”

“In parallel with QN-302 clinical development, we continue to advance compounds within our Pan-RAS therapeutic platform. We are on track to identify a late in vivo stage candidate by the end of the year, which we will advance into IND-enabling studies by 2024. We are very encouraged by the interest we received at the ASCO Annual Meeting this June regarding our poster presentation on the impact of novel pan-RAS inhibitors on efficacy and resistance to AMG-510 and MRTX-1133 in pancreatic cancer cell lines. We believe a pan-RAS approach may overcome KRAS G12C resistance that effects depth and duration of responses in current offerings, and we will continue to build our data package with our collaborators in the second half of this year.”

“We are looking forward to initiating our Phase 1 clinical trial of QN-302 in the second half of this year and potentially providing a treatment option in the future to patients who have not responded to or have relapsed following treatment with available therapies. Along with the encouraging data presented on our Pan-RAS platform, our therapeutics direction is taking shape, and is an exciting time for Qualigen and our stakeholders,” concluded Mr. Poirier.

Financial Highlights

Revenues from product sales for the quarter ended June 30, 2023 were approximately $1.6 million compared to approximately $1.4 million for the same period of 2022, an increase of $0.2 million or 14%, due to growth in sales volumes and higher average unit selling prices. Cost of product sales were $1.0 million, or 62% of product sales, compared to $1.1 million, or 77% of product sales for the same period of 2022. The improvement was primarily due to a reduction in force implemented in January 2023.

General and administrative expenses remained at $2.7 million for the quarter, compared to the same period of 2022.

Research and development costs decreased from $1.5 million for the three months ended June 30, 2022 to $1.3 million for the three months ended June 30, 2023. Of the $1.3 million of research and development costs for the three months ended June 30, 2023, approximately $1.2 million (89%) was attributable to therapeutics and $0.2 million (11%) was attributable to diagnostics. Of the $1.5 million of research and development costs for the three months ended June 30, 2022, $1.1 million (73%) was attributable to therapeutics and $0.4 million (27%) was attributable to diagnostics.

The $0.1 million increase in therapeutics research and development costs was primarily due to a $0.5 million increase in QN-302 pre-clinical research and development costs, offset by a decrease of pre-clinical research and development costs of $0.4 million for QN-247. The $0.2 million decrease in diagnostics research and development costs was primarily due to a $0.2 million decrease in stock-based compensation expense and a $0.1 million decrease in payroll expenses related to FastPack due to the January 2023 reduction in force, offset by an increase of $0.1 million in research and development expenses for NanoSynex.

Sales and marketing expenses were approximately $0.2 million for the quarter ended June 30, 2023, a decrease of $0.1 million or 45%, compared to the quarter ended June 30, 2022, primarily due to the January 2023 reduction in force.

For the quarter ended June 30, 2023, the Company reported a net loss attributable to Qualigen Therapeutics, Inc. of approximately $3.5 million, or $0.69 per common share basic and diluted, compared to a net loss of approximately $4.1 million, or $1.12 per common share basic and diluted, for the corresponding period in 2022.

About Qualigen Therapeutics, Inc.

Qualigen Therapeutics, Inc. is a clinical-stage therapeutics company focused on developing treatments for adult and pediatric cancer. Our investigational QN-302 compound is a small molecule selective transcription inhibitor with strong binding affinity to G4s prevalent in cancer cells; such binding could, by stabilizing the G4s against “unwinding,” help inhibit cancer cell proliferation. The investigational compounds within Qualigen’s family of Pan-RAS oncogene protein-protein interaction inhibitor small molecules are believed to inhibit or block the binding of mutated RAS genes’ proteins to their effector proteins, thereby leaving the proteins from the mutated RAS unable to cause further harm. In theory, such mechanism of action may be effective in the treatment of about one quarter of all cancers, including certain forms of pancreatic, colorectal, and lung cancers.

Forward-Looking Statements

This news release contains forward-looking statements by Qualigen that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include those related to the Company’s prospects and strategy for development of its therapeutic drug candidates, including the anticipated timeline for initiating the Company’s Phase 1 clinical trial and enrolling and dosing of patients and the identification of a late in vivo candidate. Actual events or results may differ from the Company’s expectations. There can be no assurance that the Company will be able to successfully develop any drugs (including QN-302, Pan-RAS and QN-247); that preclinical development of the Company’s drugs (including Pan-RAS and QN-247) will be completed on any projected timeline or will be successful; that any clinical trials will be approved to begin by or will proceed as contemplated by any projected timeline, or at all; that any future clinical trial data will be favorable or that such trials will confirm any improvements over other products or lack negative impacts; that any drugs will receive required regulatory approvals (or Fast Track designation or Orphan Drug status) or that they will be commercially successful; that patents will issue on the Company’s owned and in-licensed patent applications; that such patents, if any, and the Company’s currently owned and in-licensed patents would prevent competition; or that the Company will be able to procure or earn sufficient working capital to complete the development, testing and launch of the Company’s prospective therapeutic products (including QN-302, Pan-RAS and QN-247). The Company’s stock price could be harmed if any of the events or trends contemplated by the forward-looking statements fail to occur or is delayed or if any actual future event otherwise differs from expectations. Additional information concerning these and other risk factors affecting the Company’s business can be found in the Company’s prior filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, all of which are available at www.sec.gov.

The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this news release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

For more information about Qualigen Therapeutics, Inc., please visit www.qlgntx.com.

Contact:

Investor Relations

760-530-6487

ir@qlgntx.com.

Source: Qualigen Therapeutics, Inc.

QUALIGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES
Net product sales	$1,627,031	$1,430,534	$3,234,201	$2,152,563
Total revenues	1,627,031	1,430,534	3,234,201	2,152,563

EXPENSES
Cost of product sales	1,016,542	1,099,677	2,281,368	1,928,524
General and administrative	2,665,849	2,660,857	4,380,283	5,559,608
Research and development	1,326,544	1,506,227	3,448,095	3,370,972
Sales and marketing	169,223	305,103	368,337	443,426
Total expenses	5,178,158	5,571,864	10,478,083	11,302,530

LOSS FROM OPERATIONS	(3,551,127)	(4,141,330)	(7,243,882)	(9,149,967)

OTHER EXPENSE (INCOME), NET
Gain on change in fair value of warrant liabilities	(440,294)	(14,800)	(1,478,967)	(698,042)
Interest expense (income), net	377,416	(4,824)	921,652	(11,132)
Loss on voluntary conversion of convertible debt	—	—	1,077,287	—
Loss on disposal of equipment held for lease	63,302	—	63,302	—
Other income, net	(5,680)	376	(10,559)	341
Loss on fixed asset disposal	—	—	300	—
Total other expense (income), net	(5,256)	(19,248)	573,015	(708,833)

LOSS BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	(3,545,871)	(4,122,082)	(7,816,897)	(8,441,134)

(BENEFIT) PROVISION FOR INCOME TAXES	(38,182)	5,438	(201,959)	6,173

NET LOSS	(3,507,689)	(4,127,520)	(7,614,938)	(8,447,307)

Net loss attributable to noncontrolling interest	(43,484)	(4,116)	(304,512)	(4,116)

Net loss attributable to Qualigen Therapeutics, Inc.	$(3,464,205)	$(4,123,404)	$(7,310,426)	$(8,443,191)

Net loss per common share, basic and diluted	$(0.69)	$(1.12)	$(1.46)	$(2.35)
Net loss per common share, basic	$(0.69)	$(1.12)	$(1.46)	$(2.35)
Weighted—average number of shares outstanding, basic and diluted	5,052,463	3,668,016	5,006,050	3,599,093
Weighted—average number of shares outstanding, basic	5,052,463	3,668,016	5,006,050	3,599,093

Other comprehensive loss, net of tax
Net loss	$(3,507,689)	$(4,127,520)	$(7,614,938)	$(8,447,307)
Foreign currency translation adjustment	(56,747)	65,540	119,473	65,540
Other comprehensive loss	(3,564,436)	(4,061,980)	(7,495,465)	(8,381,767)
Comprehensive loss attributable to noncontrolling interest	(43,484)	(4,116)	(304,512)	(4,116)
Comprehensive loss attributable to Qualigen Therapeutics, Inc.	$(3,520,952)	$(4,057,864)	$(7,190,953)	$(8,377,651)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QUALIGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$1,341,659	$7,034,434
Accounts receivable, net	679,380	538,587
Inventory, net	1,563,399	1,586,297
Prepaid expenses and other current assets	1,278,077	1,661,220
Total current assets	4,862,515	10,820,538
Restricted cash	5,434	5,690
Right-of-use assets	1,305,970	1,422,538
Property and equipment, net	498,647	345,087
Intangible assets, net	5,833,070	5,845,702
Goodwill	625,602	625,602
Other assets	18,334	18,334
Total Assets	$13,149,572	$19,083,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,756,183	$857,311
Accrued vacation	332,617	467,948
Accrued expenses and other current liabilities	1,980,555	1,511,856
R&D grant liability	151,620	780,682
Deferred revenue, current portion	94,474	116,161
Operating lease liability, current portion	257,155	240,645
Short term debt-related party	965,155	950,722
Warrant liabilities	133,500	788,100
Warrant liabilities - related party	2,010,180	2,834,547
Convertible debt - related party	812,419	60,197
Total current liabilities	8,493,859	8,608,170
Operating lease liability, net of current portion	1,168,653	1,301,919
Deferred revenue, net of current portion	28,648	49,056
Deferred tax liability	150,369	357,757
Total liabilities	9,841,528	10,316,901
Commitments and Contingencies (Note 12)	-	-
Stockholders’ equity
Qualigen Therapeutics, Inc. stockholders’ equity:
Common stock, $0.001 par value; 225,000,000 shares authorized; 5,052,463 and 4,210,737 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	42,952	42,110
Additional paid-in capital	112,554,830	110,528,050
Accumulated other comprehensive income	131,891	50,721
Accumulated deficit	(110,695,598)	(103,385,172)
Total Qualigen Therapeutics, Inc. stockholders’ equity	2,034,075	7,235,709
Noncontrolling interest	1,273,969	1,530,881
Total Stockholders’ Equity	3,308,044	8,766,590
Total Liabilities & Stockholders’ Equity	$13,149,572	$19,083,491

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.